Exhibit 10.1
March 25, 2010
To: Issachar Ohana, EVP WW Sales
From: Gideon Wertheizer, CEO
Re: 2010 Incentive Plan
This document outlines your Incentive Plan for 2010. The rules and guidelines for the plan are contained herein.
1.	Compensation Package: Your compensation package is made up of a base salary and an Incentive Bonus (IB) target. The IB provides reward for successful performance and is based upon your performance to your assigned annual quota, Corporate Quarterly Revenue Target (CQRT) and Strategic Accounts (SA) deals.

While the Quota is based upon annual target, the IB payment period is quarterly. Payments are calculated on a quarterly basis, against your annual quota target, based on bookings that has been invoiced and recognized as revenue by the Company, and paid after the end of the respective quarter as soon as is practically possible.
a.	Company Revenue Target (CRT) $*
i.	Revenue-Based Incentive Target $115,000

ii.	Commission Rat: *%

iii.	Commission Multiplier: The plan include multipliers (Commission Multipliers), as shown in the table below. The Commission Multiplier to be used in the quarterly Commission Calculation will be based on your percent of cumulative Quota and achievement

Percent of Cumulative Quota	Commission Multiplier to be
Achievement	Applied
From 0 to 100%	1.0
From 100%	1.5
b.	Corporate Quarterly Revenue Target (CQRT): An additional bonus of $5,000 will be paid for each of the following quarterly revenue targets if achieved.
i.	Q1 $*

ii.	Q2 $*

iii.	Q3 $*

iv.	Q4 $*
c.	Strategic Account (SA) Bonus- An additional bonus of $5,000 will be paid for each deal that exceeds $1M. (not including prepaid royalties) with the following companies: *. Payments are calculated on an annual basis, based on bookings that have been invoiced and recognized as revenue by the Company, and paid as is practically possible.

The total bonus payment due to SA deals will be capped at $20,000 as long as annual revenue achieved is below the CRT. The cap for SA bonus will be removed once annual revenue achieved exceeds the CRT.
2.	Effective date/terms: This plan is effective for January 1st, 2010 through December 31st 2010, unless if modified in writing by the CEO. This plan supersedes all prior commission plan. Management reserves the right to make any changes to the sales incentive plan at any time.

3.	Plan Eligibility: This plan is applied to full time sales personnel. If you resign, terminate, or cease to be an employee of the company, you will be entitled to IB on any revenue amount invoiced up to the date of termination.
I have read and understand the 2010 Incentive Compensation Plan. I have received a copy of the Plan for my record. I accept the terms and conditions of the Plan as outlined above and agree that my compensation will be determined according to these terms and conditions.

/s/ Issachar Ohana	March 25, 2010

Issachar Ohana, EVP Worldwide Sales	Date

/s/ Gideon Wertheizer	March 25, 2010

Gideon Wertheizer, CEO	Date

CC:	Finance
HR, Employee File